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                                                                    EXHIBIT 10.3



SEPARATION AGREEMENT


        This separation agreement ("Agreement") is entered into this 3rd day of May, 2000 (the "Effective Date"), by and between Getty Images, Inc. of 701 N. 34th Street, 4th Floor, Seattle, WA 98103 ("Getty"), and Christopher Roling of 5401 NE 85th Street, Seattle, Washington 98115 ("Roling").


In consideration of the mutual covenants set forth below, the parties agree as follows:

1. Separation of Employment. Roling resigns from his employment with Getty effective May 10, 2000 (the "Separation Date"). Roling will formally announce his resignation no sooner than May 10, 2000.

2. Separation Package. Getty agrees to provide Roling with the following benefits:

(a) Separation Pay. Getty agrees that Roling shall continue to be paid his current regular salary, including foreign service allowance, housing expense reimbursement, car allowance, etc., from the Separation Date through July 1, 2000, per his Employment Agreement, regardless of whether he begins employment with a new employer prior to July 1, 2000. Any such salary continuation payments Getty is obligated to make shall be paid, at Roling's election, either by check or via direct deposit, in installments consistent with Getty's normal payroll periods.

(b) Bonus. Getty agrees to pay Roling a bonus equal to sixty percent (60%) of his base salary for six (6) months (the "Bonus"). The Bonus shall equal Eighty Two Thousand Five Hundred Dollars ($82,500.00) and shall be paid on or before July 1, 2000.

(c) Medical, Welfare, and Retirement Benefits. Getty will provide Roling and his dependents with continued medical, welfare, and retirement benefits through July 1, 2000, unless Roling becomes eligible for such benefits through a new employer prior to that date.

(d) Stock Options. The parties agree that the 75,000 stock options granted to Roling on February 1, 1999, and the 10,000 stock options granted to Roling on May 4, 1999, shall continue to vest through July 1, 2000. As a result, 29,271 of such options will be vested and exercisable on July 1, 2000. Additionally, Getty agrees that the 15,000 stock options granted to Roling on August 3, 1999 shall be accelerated and deemed fully vested as of July 1, 2000. Roling may exercise any vested options at any time between June 13 and the close of business on September 28, 2000. Any and all non-vested stock options as of July 1, 2000 will be canceled. Roling acknowledges that the provisions of the lock up letter signed by him and dated February 8, 2000 remain in effect.

(e) Accrued Vacation. Getty agrees to pay Roling for twenty six (26) days of accrued but unused vacation, in the amount of Twenty Seven Thousand Five Hundred Dollars ($27,500.00). Payment shall be made on or before July 1, 2000.

(f) Tax Preparation. Getty agrees to reimburse Roling in an amount no greater than Two Thousand Five Hundred Dollars ($2,500.00) for US/UK tax preparation costs for the year 2000, upon Roling's submittal of back up documentation of such costs being incurred.

(g) Tax Withholding. All payments made under this Agreement shall be subject to applicable federal income tax, social security and any other required withholdings.

(h) 401(k) Match. Getty agrees to continue the employer's non-discretionary matching contribution to Roling's 401(k) account through July 1, 2000 and confirm that all amounts are vested.

(i) Travel reimbursement. Getty agrees to pay in lieu for airfare for two (2) trips for Roling and his family to/from Seattle to London. The cost of two trips for shall be Forty Six Thousand Five Hundred Dollars ($46,500.00). Payment shall be made on or before July 1, 2000.

(j) Insurance. Getty agrees to keep Roling's executive life insurance policy in the amount of Two Million Dollars ($2,000,000.00) in effect through the remainder of its current term.

3. D&O Coverage. Getty warrants that Roling has been, and will continue to be, protected under Getty's D&O insurance policies, for acts or omissions committed while employed by Getty on or before May 12, 2000.

4. Consultancy Payment. In addition to the payments under Section 2 above, subject to Roling's full compliance with the herein, and in consideration of Roling's continuing role as a consultant to Getty through December 31, 2000, Roling shall receive a one time payment of Fifty Thousand Dollars ($50,000.00). One half of such sum shall be payable no later than fifteen (15) business days following execution of this Agreement and the second half of such sum shall be payable on December 31, 2000. Getty shall give Roling reasonable notice of any consultant services it may require, and Roling's consultancy services shall not exceed five (5) hours per week, except by mutual agreement. Should Getty require Roling's consultancy services for a greater number of hours, Getty shall remit additional compensation in the sum of Two Hundred Dollars ($200.00) per hour, payable to Roling within thirty (30) days of the receipt of an invoice for such from Roling.

5. Releases. Roling accepts the Separation Package contained in this Agreement in full satisfaction of all his rights and interests relating to his employment with and separation from Getty and in full satisfaction of all his rights and interests arising under any pre-existing agreement between the parties including, without limitation, the Employment Agreement dated July 1, 1999, between Roling and Getty and any and all option agreements between Roling and Getty or between Roling and Getty Images. In consideration therefore, Roling and his heirs, executors, successors and assigns, hereby releases and forever discharges Getty and its respective subsidiaries, successors, past and present officers, directors, agents, and employees from any and all claims, causes of action or liabilities, at law or in equity, judicial or administrative, debts, sums of money, accounts, judgments or demands, suspected or unsuspected and irrespective of any present lack of knowledge of any possible claim or of any fact or circumstance pertaining thereto, which have arisen or may arise related to Roling's employment, or separation from employment, with Getty on or before the date of this Agreement.

This release specifically covers, but is not limited to, any disability claims under state law; any claims of discrimination based on race, color, national origin, sex, marital status, or physical or mental disability under any federal, state, or local law, rule, or regulation; any contract or tort claims arising under federal, state, or local law; any claims arising under federal, state or local law based on promises made or allegedly made by Getty to Roling; any claims under any express or implied contract or legal restrictions on Getty's right to terminate its employees; any


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claims of unfair dismissal pursuant to the laws of the United States, the United
Kingdom or any other foreign country. Roling hereby covenants not to assert any such claims or causes of action.

Getty and its respective subsidiaries, successors, past and present officers, directors, agents, and employees, hereby releases and forever discharges Roling and his heirs, executors, successors and assigns from any and all claims, causes of action or liabilities, at law or in equity, judicial or administrative, debts, sums of money, accounts, judgments or demands, suspected or unsuspected and irrespective of any present lack of knowledge of any possible claim or of any fact or circumstance pertaining thereto, which have arisen or may arise related to Roling's employment, or separation from employment, with Getty on or before the date of this Agreement.

6. Non-Disparagement. Roling and Getty agree for themselves and all others acting on their behalf, either directly or indirectly, not to take, support, encourage, induce or voluntarily participate in any action or attempted action that would negatively comment on, disparage, or call into question the business operations, policies, or conduct of the other, or any parent, subsidiaries, affiliates, officers or employees thereof, or to act in any way with respect to such business operations, policies or conduct that would damage the other's reputation, business relationships, or present or future business, or the reputation of any past or present directors, executives, officers, agents, employees or parents, affiliates and subsidiaries of the other. Each party agrees that they will not comment about the other party to any person or entity, including but not limited to current or former employees, officers or customers, concerning such business operations, policies or conduct except as required or permitted by law or as necessary for that party to defend itself in any civil, criminal, administrative, judicial, arbitral, or administrative proceeding. Each party further agrees that from this point forward it will not state, comment or suggest to any persons any false reasons for Roling's separation from employment with Getty. Nothing in this paragraph shall prevent Roling from commenting about his work experience at Getty in connection with any bona fide efforts at seeking employment, but in such event, he will not disparage Getty in any way.

7. Non-Solicitation. Roling agrees that he will not, during the twelve (12) months following the Separation Date, seek to procure (1) orders for digital imagery from any person, firm, or company who to his knowledge has done business with Getty, and (2) the services of any officer or employee of Getty.

8. Confidentiality. Roling and Getty agree to keep the terms of this Agreement confidential, except for communications about it by Roling with his immediate family, attorney or accountants or other professional financial advisors, or communications by Getty with its attorneys, financial advisors, or executive management personnel with a bona fide need to know. Roling and Getty further agree to take all reasonable steps necessary to ensure that confidentiality is maintained by any of the individuals referenced above to whom disclosure is authorized, and agree to accept responsibility for any breach of confidentiality by any individual to whom the terms of the Agreement are disclosed. The parties agree that damages for breach of this Confidentiality provision would be difficult to determine and therefore agree that this provision may be enforced by temporary or permanent injunction. The right to such injunctive relief shall be in addition to and not in place of any further remedies to which the non-breaching party may be entitled.

9. Complete Agreement. This Agreement constitutes a full and final resolution of all matters in any way related to Roling's employment with, and separation from, Getty. This Agreement supersedes any and all other agreements between the parties including without limitation the Employment Agreement dated July 1, 1999, between Roling and Getty. Except as provided in this Agreement, there are no other wages, bonuses or benefits of any kind owed by Getty to Roling.

10. No Admission. Nothing in this Agreement shall be construed as any indication that Getty has acted wrongfully towards Roling or any other person.

11. Voluntary Execution. Roling represents that he has read, considered, and fully understands this Agreement and all its terms, and executes it freely and voluntarily. Roling represents that in entering into this Agreement, he does not rely and has not relied upon any representation or statement made by Getty or any of their respective employees or agents concerning this Agreement.

12. Construction of Agreement; Governing Law, Venue. Each party has had a full and complete opportunity to review this Agreement, and has been given the opportunity to have counsel review it. Accordingly, the parties agree that the common law principles of construing ambiguities against the drafter shall have no application to this Agreement. Interpretation of this Agreement shall be under Washington law. Any action to determine the construction, validity or performance of this Agreement will be settled by adjudication before the Superior Courts of the State of Washington in King County or the Federal District Courts of the Western District of Washington (as permitted by law) and each party hereby consents to the jurisdiction of such courts for all disputes, controversies and claims and waives any venue or non conveniens argument.

13. Amendment. The parties agree that no modification, change or amendment of this Agreement or any of its provisions shall be valid, unless in writing and signed by the party against whom such claimed modification, change or amendment is sought to be enforced

14. Severability. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction or in any arbitration proceeding, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any way affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision shall be deemed, without further action on the part of the parties, modified, amended or limited to the extent necessary to render the same valid and enforceable.

15. Attorney's fees. In the event any proceeding or lawsuit is brought in connection with this Agreement, the prevailing party in such proceeding shall be entitled to receive its costs, expert witness fees and reasonable attorneys' fees, including costs and fees on appeal.

16. Counterparts. This Agreement may be executed via facsimile and in counterparts, each of which will be deemed an original and all of which together will constitute one and the same document.


IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first written above.

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CHRISTOPHER ROLING



Christopher Roling


GETTY IMAGES, INC.


By
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        Jonathan Klein, CEO